For Immediate Release
Contact:  James M. DeAngelis
          Melissa C. Berkowitz
          (212) 308-5800


                   COMMODORE APPLIED TECHNOLOGIES, INC. NAMES
                      SHELBY T. BREWER AS CHAIRMAN AND CEO


NEW YORK - January 18, 2001 - Commodore Applied Technologies, Inc. (AMEX: CXI, CXI.WS), today announced that Director Shelby T. Brewer has been elected, effective January 15, Chairman, President and Chief Executive Officer, succeeding Paul E. Hannesson, who had served in that capacity since 1996. Mr. Hannesson will remain on the company's Board.

Mr. Brewer is the former Reagan administration nuclear chief and CEO of ABB Combustion Engineering, Inc. President Reagan appointed Brewer Assistant Secretary of Energy in 1981, where he served until 1984. In this position, Brewer was the top nuclear official in the administration. He is credited with a number of major accomplishments, including the turnaround of the uranium enrichment business (over $1 billion in annual revenues), passage of the 1982 Nuclear Waste Act, initiation of the Advanced Naval Reactor program, and streamlining the U.S. nuclear regulatory processes. In 1985, he joined Combustion Engineering as president and CEO of its nuclear power businesses and held that position through 1995, adding several billion dollars in new reactor orders, nuclear services, and nuclear fuel to the company's backlog in a down, oversupplied nuclear market.

Mr. Brewer said: "Paul E. Hannesson's contribution in founding this company and obtaining its capitalization over the years cannot be overstated. He kept the company alive during a most difficult time, during the development of the SET(TM) technology and bringing SET(TM) to its current state."

Brewer continued, "It is now time for the company to focus sharply on generating positive cash flow, margin, and thus stockholders' value through deploying the SET(TM) technology. That is my mission."


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                                            Commodore Applied Technologies, Inc.
                                                                January 18, 2001
                                                                          Page 2


Mr. Brewer applauded the merger with Dispute Resolution Management (DRM). "DRM ideally complements Commodore's existing technology product line by bringing a financial services dimension to our portfolio. DRM is a very successful enterprise. It has brought a new business idea to market and has succeeded in a short period of time."

Commodore Applied Technologies, Inc. is a diverse technical and financial solutions company focused on high-end environmental markets. The Commodore family of companies includes subsidiaries Commodore Solution Technologies, Commodore Advanced Sciences and Dispute Resolution Management, and a joint venture, Teledyne-Commodore, LLC. The Commodore companies provide negotiated financial solutions, technical engineering services and patented remediation technologies designed to treat hazardous waste from nuclear and chemical sources. More information is available on the Commodore web site at www.commodore.com.

These materials contain forward-looking statements based on a series of projections and estimates regarding economics within the company's markets, the industries in which the company operates, the effects of legislation and regulations, as well as business and competitive outlook.

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